Exhibit 99.(13)(c)

Sustainable Investing & Proxy Voting Policy

November 2022

The information contained herein is the property of Lord Abbett and may not copied, or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Lord Abbett without prior written permission.

Contents

Sustainable Investment Policy		3
•	Introduction	3
•	Governance of Sustainable Investing	4
•	Fundamental Analysis	4
•	Engagement	7
•	Corporate Governance Guidelines	8

Proxy Voting Policies		9
•	ESG	10
•	Board of Directors	12
•	Compensation and Benefits	15
•	Shareholder Rights	17
•	Corporate Matters	19
•	Auditors	20

Proxy Voting Process		21
•	Overview	21
•	Retention and Oversight of Proxy Service Provider	22
•	Conflicts of Interest	22
•	Securities Lending	23
•	Shareholder Resolutions	23
•	Share Blocking	23

Appendix – Targeted Exclusions Policy		24

Sustainable Investment Policy

Introduction

We consider ESG factors as part of the mosaic of information our investment professionals develop for each security. To maximize our potential, it is essential to provide our investors with access to powerful tools and extensive data. We consider ESG factors as key inputs to fundamental research. Our investment professionals assess relevant ESG considerations during their due diligence and monitoring processes.

Engaging with issuers is instrumental to our ability to develop a full understanding of each issuer’s business and strategy. We leverage various forms of engagement, including proxy voting, with the intent of understanding, exchanging and potentially influencing perspectives on ESG issues.

Lord Abbett is a signatory to the United Nations-supported Principles for Responsible Investment (“PRI”). We support the PRI framework in its efforts to understand the investment implications of ESG factors and to support its signatories in incorporating these factors into investment and ownership decisions. Our definition of responsible investing is aligned with the PRI definition, which is a strategy and practice to incorporate environmental, social and governance factors in investment decisions and active ownership. In accordance with PRI guidance, we seek to use responsible investment to enhance returns and better manage risks.

The intent of our Sustainable Investing & Proxy Voting Policy is to express our commitment to sustainable investing, and to outline the key pillars of our approach across all investment strategies. Our sustainable investing policy informs our investment process across all asset classes, and we regularly review it to ensure its continued relevance.

Governance of Sustainable Investing

Three governance committees guide and oversee our approach to sustainable investing:

• Executive Committee: One of two committees focused on leading and operating the firm, this committee provides leadership, strategic direction, and risk management for the organization.

• Investment Committee: One of two committees focused on leading and operating the firm, this committee is responsible for fostering a culture of trust and respect that empowers the investment teams to operate at peak performance.

• Global Corporate Citizenship Committee: This committee is responsible for serving as steward of our mission and ensuring our ongoing progress against our sustainability commitments.

Fundamental Analysis

We strive to deliver superior long-term, risk-adjusted investment performance across all strategies. We recognize that ESG Risk factors can materially impact the investment performance of our portfolios.

Our investment teams therefore focus on the ESG Risk factors that are material to each issuer, industry, and asset class, incorporating the analysis into our investment process to fully assess both the risk and return potential of all investments.

We utilize quantitative risk scoring to facilitate comparative analysis across issuers, industries, and sectors. We incorporate ESG risk scores, controversy scores, and other relevant ESG-related metrics offered by third-party research providers to supplement our own analysis. In segments of the market where external ESG research is not available or does not cover the full spectrum of our holdings, we have developed proprietary scoring methodologies that are unique to each asset class.

We expect our approach to the integration of ESG factors to continue to evolve, as the availability of data improves, and as research and regulatory standards and expectations regarding ESG issues continue to evolve.

Corporate Issuers

When analyzing the risk/reward profile of a security, we evaluate the impact of ESG risks on the operations and enterprise value and, as with any other risks, seek to ensure that the expected return for every investment is commensurate with those risks.

Our investment professionals rely on information from various sources, including companies’ filings, financial press, third party ESG research providers, and rating agencies. ESG scores - proprietary and provided by third party vendors - supplement our qualitative analysis. ESG risk and controversy scores are available to our investment professionals in our proprietary systems.

Additionally, regular engagement with management teams provides important insights into the material ESG risk factors impacting the company as well as a better understanding of the initiatives in place to mitigate these risks.

Sovereign Issuers

Our ESG integration approach for sovereign issuers is also rooted in three process pillars: quantitative data, qualitative analysis, and engagement. ESG considerations are important factors in our analysis of global macro drivers and country selection, and company and sector fundamentals.

When evaluating environmental risks, we assess each country’s vulnerability to climate change and other natural disaster risks, evaluating each country’s performance on various metrics, including natural resource management, emissions, and energy use. When assessing social factors, we consider measures of human development, inequality, employment, health, and education/literacy. In our assessments of governance, we focus our review on government effectiveness, political stability/rule of law, human rights, and the economic environment.

Our systematic sovereign risk assessments include quantitative analysis based on ESG data derived from third-party providers. We review historical trends and assess countries on a relative basis against regional and rating peers. These country level data are also available in our proprietary systems and can be easily accessed by our investment professionals. We also incorporate a qualitative analysis of ESG factors to complement the data, leveraging our country visits and interactions with government officials, academic institutions, regulators, and multilateral organizations.

Municipal Issuers

We developed a proprietary framework for municipal bonds that assigns ESG ratings to all credits held in portfolios we manage. In developing this framework, we created a series of matrices for municipal bond sectors. Each matrix includes a list of ESG subfactors we deem material and a series of metrics that we track and evaluate. These factors and metrics are weighted based on materiality and ultimately enable us to assign an ESG rating to each credit. In addition to providing ESG ratings, we evaluate use of proceeds for each credit.

The ESG proprietary ratings are captured in our proprietary platform and are easily accessible by analysts and portfolio managers.

As for the other asset classes, our municipal bond ESG integration process is fluid, as research regarding ESG issues continues to evolve. Many of the metrics that we consider to be meaningful today may change in the future. Therefore, we continue to study ESG trends in each sector and review our framework periodically to ensure efficacy.

Securitized Products

We developed a proprietary framework to incorporate ESG Risk considerations in our analysis of securitized products that focuses on governance and long-term sustainability. It is our long-term objective to invest in securities that will outperform on the basis of our variant perception on ESG factors and in turn lower the cost of capital for the issuers of those securities.

The process begins with an assessment of key parties related to the securitization, including servicer, sponsor, manager, and originator. Our approach includes asset-class adjustments to account for inherent risks that are generally difficult to mitigate. We then perform security-level evaluation based on various factors we deem material and assess market structure by examining the economic drivers of each sector, including major stakeholder behavior, regulatory frameworks, and liquidity in end markets.

Our process relies on the analysis of deal disclosure documents and filings, ratings agency reports, collateral datafiles, relevant historical asset performance, financial statements and presentations of related parties, pricing and commentary on related securities, web searches, and engagement with company management.

Collectively, the insights derived from these steps enable us to assign an ESG score to each issue. Our ESG scoring system is accessible in our proprietary system and available to our investment professionals.

Engagement

Engaging with issuers allows us to develop a more complete understanding of each company’s business and offers us the potential to positively influence long-term performance. In addition to corporate governance, we focus on topics that we believe represent the greatest sources of risk and opportunity facing our global society:

CLIMATE

Identifying investment opportunities associated with capital directed toward green innovation

EQUITY

Closing opportunity gaps for underrepresented communities for a more inclusive future

WELL-BEING

Empowering well-being – physical, mental, and financial – for a more resilient future

Methods of Engagement

We utilize several methods of engagement in our stewardship efforts. The teams involved, frequency of engagements, and method used vary by situation, but typically depend on the issuer, issue, and asset class.

Company Meetings: Our investment teams routinely engage directly with issuers on ESG issues as part of our approach to fundamental research. These meetings enable us to develop a more complete understanding of each company’s business and offer us the potential to positively influence long-term performance. We approach engagement as a strategic partnership with the issuers in which we invest.

Collective Engagements: When significant ESG risk has been identified, Lord Abbett may work in collaboration with external organizations, such as Climate Action 100+, to join like-minded investors in our engagement efforts. Collective engagement presents an opportunity to address key issues, while enabling us to contribute to and learn from industry peers.

Written Communications: In instances when direct engagement is difficult or impractical, we may utilize more formal written communications to convey our polices or solicit information. Examples include letters to company management, governmental or regulatory bodies, and surveys/questionnaires.

Published Works: We value transparency and, therefore, seek to publish policies and other content that signal our positions on key ESG-related topics. These published works augment our direct engagement efforts and allow issuers and other stakeholders to gain an understanding of our values, priorities, and beliefs.

Proxy Voting: Proxy Voting is a key lever of engagement that is used to influence company behavior and signal our positions on key ESG issues. We evaluate and vote proxies in a manner that we believe maximizes shareholder value.

Corporate Governance Guidelines

Lord Abbett believes that companies with strong corporate governance practices are better positioned for long-term success. Our fundamental research process includes a thorough review of companies’ corporate governance profiles, with a particular focus on the following key factors:

• Board of Directors – An independent and effective board is critical to the long-term success of a company. Particular attention is paid to board composition, including:

– Director Independence

– Diversity (background, gender, race, etc.)

– Board Committees and Leadership

• Auditors – Independent auditors are necessary to ensure the accuracy and legitimacy of company finances and disclosures.

• Capital Structure – Companies should make capital structure and allocation decisions with the goal of maximizing long-term shareholder value.

• Compensation – Executive compensation, including equity-based incentive plans, should be aligned with long-term shareholder objectives.

• Shareholder Rights – Shareholders should be afforded certain rights, including the right to vote, to ensure accountability of the board to the company’s shareholders.

• Disclosure – Companies should provide robust public disclosure of relevant information to allow for a full and accurate assessment of a security by investors.

As an active manager, we incorporate each of these corporate governance factors into our fundamental analysis and decision-making process.

Proxy Voting Policies

Under the Investment Advisers Act of 1940, as amended, Lord Abbett acts as a fiduciary that owes each of its clients’ duties of care and loyalty with respect to all services undertaken on the client’s behalf, including proxy voting. This means that Lord Abbett is required to vote proxies in the manner we believe is in the best interests of each client, including the Lord Abbett Funds (the “Funds”) and their shareholders. We take a long-term perspective in investing our clients’ assets and employ the same perspective in voting proxies on their behalf. We view proxy voting as a critical form of engagement that enables us to use our voice together with other levers of engagement. We evaluate all proxy proposals based on their potential effects on our clients’ long-term interests and incorporate vote themes into our ongoing engagement with issuers. Set forth below are the policies and principles we apply in voting proxies on our clients’ behalf.

Environmental, Social, and Governance (ESG)

Proposals related to ESG issues are typically initiated by shareholders and urge a company to disclose certain information or change certain business practices. Lord Abbett will vote for proposals related to ESG factors when they seek useful disclosure or positive changes to business practices. We will vote against proposals we believe are unduly burdensome or which impose substantial costs on a company with no countervailing economic benefits to the company’s shareholders.

We evaluate proposals involving ESG matters on a case-by-case basis, understanding that ESG risks and opportunities can vary greatly by industry and company. As a result, we may vote similar proposals differently based on the particular facts and circumstances. When voting, we will pay particular attention to highly controversial issues, as well as instances where management has failed repeatedly to take corrective actions with respect to an issue.

Climate

The transition to a low carbon economy is driving innovation and creating investment opportunities. As investors, it is critical to understand and participate in this significant transformation.

We incorporate risks associated with the transition to a low carbon economy into our investment process and we expect companies to publicly disclose material data related to climate-related risk and opportunities.

Lord Abbett is a supporter of Climate Action 100+, and expects that companies in carbon intensive industries will:

• Implement a governance framework which clearly articulates board oversight of climate-related risks and opportunities;

• Disclose a climate transition plan or roadmap for reduced emissions;

• Maintain disclosure in-line with the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”).

Lord Abbett generally supports proposals that request a company to disclose greenhouse gas (“GHG”) emissions or report on plans to reduce GHG emissions.

In evaluating climate-related proposals, Lord Abbett will consider current company disclosures, a company’s current GHG emissions, GHG reduction goals, peer disclosures, engagement, and other climate-related commitments, among other factors.

Equity

Lord Abbett believes that closing opportunity gaps for underrepresented communities is imperative for a more inclusive future and that equity is vital to a company’s long-term, sustainable success. We believe that organizations with inclusive environments that embrace diversity of thought, background, and experience are more successful in attracting and retaining talent and generally more agile, more impactful, and better prepared for the future.

Given the importance of equity, Lord Abbett expects and encourages companies to have clear diversity policies, and strategies in place to facilitate equity within their organizations, as well as a broader range of stakeholders, including local and global communities. Further, we expect companies to disclose milestones and targets towards achieving stated equity goals. Lord Abbett also expects the disclosure of workforce diversity metrics consistent with data provided on EEO-1 reports or other comparable data and will generally support proposals requesting additional disclosure of these metrics and initiatives.

In evaluating proposals related to equity, Lord Abbett will consider current company disclosures, peer disclosures, engagement, and diversity-related controversies, among other factors.

Well-Being

Lord Abbett believes that companies that nurture holistic well-being – physical, emotional, and financial – as a mindset, skill, and measurable strategic priority will build more resilient workforces and contribute to a more resilient global economy. Lord Abbett expects companies to implement strategies and governance structures to facilitate well-being and disclose existing initiatives. Further, we expect companies to comply with the principles laid out by the U.N. Global Compact Initiative, specifically the principles focused on labor and human rights. We agree with the principles that businesses should uphold the freedom of association and the effective recognition of the right to collective bargaining, the elimination of all forms of forced labor, the effective abolition of child labor, and the elimination of discrimination in respect of employment. We believe it is important to consider the human rights impact that companies can have on employees, such as through the supply chain and their communities, as well as consumers, through the products and services they provide. We call on companies to support and respect the protection of internationally proclaimed human rights and ensure that they are not complicit in human rights abuses.

Lord Abbett encourages companies to articulate the role that they play in fostering well-being within their local and global communities. Lord Abbett generally supports proposals requesting disclosure of well-being initiatives and related metrics.

In evaluating proposals related to well-being, Lord Abbett will consider current company disclosures, peer disclosures, engagement, and related controversies, among other factors.

Governance

Investors have benefited from positive changes in corporate governance that have benefited businesses and their investors. Shareholders have taken a more active role in businesses in which they invest, and companies are communicating more with shareholders. Companies are more conscious of the need for transparent and effective governance policies, and there has been progress in the evolution of these practices. Companies with a principled governance approach are better positioned to manage the risks inherent in business and recognize opportunities that help deliver sustainable growth and returns for shareholders. In formulating our approach, we are focused on best practice standards for governance, including industry approved frameworks and guidance. Given the materiality of certain ESG factors, we also believe that companies should formalize oversight of ESG within their governance structures through board and management level committees.

Political Contributions and Lobbying

Lord Abbett recognizes that companies may participate in the political process within legal limits to help shape public policy consistent with a company’s strategy. While Lord Abbett understands the rationale for involvement in certain political activities, we encourage transparency in the process; specifically, Lord Abbett encourages the disclosure of oversight mechanisms related to political contributions and lobbying processes, including board oversight.

Lord Abbett will vote proposals related to political contributions and lobbying on a case-by-case basis. In evaluating these proposals, Lord Abbett will consider the current level of disclosure, previous litigation or controversies, peer disclosure, engagement, and reputational or legal risks, among other factors.

Board of Directors

The board of directors of a company oversees all aspects of the company’s business. Companies and, under certain circumstances, their shareholders, may nominate directors for election by shareholders. In evaluating the candidacy of a director nominee to the board of a company, Lord Abbett will consider the following factors, among others: (1) the nominee’s experience, qualifications, attributes, and skills, as disclosed in the company’s proxy statement; (2) the composition of the board and its committees, including overall board diversity; (3) whether the nominee is independent of the company’s management; (4) the nominee’s board meeting attendance; (5) the nominee’s history of representing shareholder interests on the company’s board or other boards; (6) the total number of outside board positions held by the nominee;

(7) the nominee’s investment in the company; (8) the company’s long-term performance relative to a relevant market index; and (9) takeover activity. Lord Abbett may withhold votes for some or all a company’s director nominees on a case-by-case basis. In evaluating an audit, nominating, governance, or compensation committee nominee’s candidacy, Lord Abbett will consider additional factors related to the specific committee’s oversight responsibilities.

Board Diversity

A growing body of research has found that companies that are more diverse and inclusive outperform companies that are less diverse and inclusive. Lord Abbett believes companies that draw from a larger pool of perspectives and attract, inspire, and retain talent from many backgrounds are better positioned for long-term, sustainable success. We believe that a company’s tone on diversity and inclusion must be set at the top, including maintaining a diverse board of directors.

Diversity is multidimensional, and we therefore encourage companies to consider a wide range of diverse characteristics within board composition, including age, disabilities, education, ethnicity, gender, military service, race, religion, sexual orientation, and skills, among other factors. Lord Abbett has vocalized support for NASDAQ’s board diversity expectations for listed companies and believes strongly in the ideals expressed in this proposal which calls for increased board diversity and disclosure.

Lord Abbett believes that companies with diverse boards are better positioned for long-term success, and therefore expects companies to maintain a minimum of 30% gender diversity. We expect companies below this threshold to articulate a plan to increase board diversity, and we will actively partner with companies through engagement to encourage and monitor progress. In 2022, Lord Abbett will consider voting against the nominating committee or other relevant directors if there is less than 20% women on the board and no plan has been articulated to diversify board membership. Lord Abbett will also consider voting against the nominating committee or other relevant directors at companies in the Russell 3000, S&P 1500, and FTSE 100 indices if there is no apparent racial or ethnic diversity represented on the board. We expect these minimum thresholds to increase as market standards evolve.

Lord Abbett values transparency and believes that reliable and consistent information is necessary to make informed investment decisions. To that end, Lord Abbett strongly encourages the reporting of board diversity statistics, including gender, racial and ethnic diversity, in a clear, consistent manner, and will treat a lack of disclosure as an indication that the board lacks diversity.

Lord Abbett will consider our engagement history with a company and vote on a case-by-case basis if we have engaged with the company and they have articulated a plan for advancing diversity on the board.

Overboarding

Lord Abbett believes that director nominees should be able to dedicate sufficient time to each of the companies they represent to fully execute their board oversight responsibilities. We believe it is important that directors not be “overboarded” to avoid excessive time-commitments and provide consistent contributions to all boards on which they serve. Lord Abbett may vote against directors that we deem to be “overboarded” and will consider voting against director nominees if they sit on more than five public company boards, or if they are an active CEO who sits on more than two outside public company boards.

Governance Structure

Lord Abbett may consider a vote against certain director nominees at companies that have material governance shortcomings, including those implemented at the time of IPO, with no articulated plan to sunset certain provisions. Governance shortcomings may include dual-class voting structures, classified boards, or supermajority vote standards, among others.

Environmental and Social Factors

Lord Abbett believes that boards should maintain oversight over material ESG risks and opportunities, and clearly articulate board and committee responsibilities related to ESG matters. Lord Abbett may consider a vote against certain director nominees at companies that have material ESG shortcomings, such as unmitigated risks associated with climate, equity or well-being that the company and its board have failed to address.

Majority Voting

Lord Abbett generally favors a majority voting standard, under which director nominees are elected by an affirmative majority of the votes cast. We will generally support proposals that seek to adopt a majority voting standard.

Board Classification

Lord Abbett generally believes that directors should be elected annually, and we will typically support proposals that seek to remove a classified board structure. When evaluating board classification proposals, Lord Abbett may consider the following factors, among others: (1) the company’s long-term strategic plan; (2) the extent to which continuity of leadership is necessary to advance that plan; and (3) the need to guard against takeover attempts.

Board Independence

Lord Abbett believes that independent board oversight is key to a company’s long-term performance and believes that a majority of board members should be independent from the company. While company boards may apply different standards in assessing director independence, including any applicable standards prescribed by stock exchanges and federal securities laws, a director generally is determined to qualify as independent if the director is not employed by the company and does not have any material relationship with the company (either directly or indirectly) based on all relevant facts and circumstances. Material relationships can include employment, business, and familial relationships, among others. Lord Abbett may vote against non-independent board nominees if their election would cause a majority of board members to be non-independent.

Independent Board Chair

Proponents of proposals to require independent board chair seek to enhance board accountability and mitigate a company’s risk-taking behavior by requiring that the role of the chair of the company’s board of directors be filled by an independent director. Lord Abbett votes on a case-by-case basis on proposals that call for an independent board chair, and will consider a variety of factors, including whether we believe that a company’s governance structure promotes independent oversight through other means, such as a lead director, a board composed of a majority of independent directors, or independent board committees. In evaluating independent chair proposals, we will focus on the presence of a lead director, who is an independent director designated by a board with a non-independent chair to serve as the primary liaison between company management and the independent directors and act as the independent directors’ spokesperson.

Compensation and Benefits

Lord Abbett pays particular attention to the nature and amount of compensation paid by a company to its executive officers and other employees. Lord Abbett believes that because a company has exclusive knowledge of material information not available to shareholders regarding its business, financial condition, and prospects, the company itself usually is in the best position to make decisions about compensation and benefits. However, we believe that companies should provide detailed disclosure of their compensation practices to allow investors to properly analyze the effectiveness and appropriateness of the company’s compensation structure.

Lord Abbett reviews all issues related to compensation on a case-by-case basis and may oppose management if: (1) we deem a company’s compensation to be excessive or inconsistent with that of its peers; (2) we believe a company’s compensation measures do not foster a long-term focus among its executive officers and other employees; or (3) we believe a company has not met performance expectations, among other reasons.

Advisory Vote on Executive Compensation

“Say-on-pay” proposals give shareholders a nonbinding vote on executive compensation and serve as a means of conveying to company management shareholder concerns, if any, about executive compensation. Lord Abbett generally prefers that say-on-pay proposals occur on an annual basis. Lord Abbett will evaluate say-on-pay proposals on a case-by-case basis and will consider a variety of factors in evaluating compensation, including whether we believe that compensation has been excessive or not properly aligned with long-term performance and whether we engaged with the company and they provided more detailed information regarding compensation.

Equity Compensation Plans

Equity compensation plans are intended to reward an executive’s performance through various stock-based incentives and should be designed to align an executive’s compensation with a company’s long-term performance. Lord Abbett will vote on equity compensation plans on a case-by-case basis, and in evaluating such proposals we will consider the following factors, among others: (1) whether or to what extent the plan has any potential to dilute the voting power or economic interests of other shareholders; (2) the rate at which a company grants equity awards; (3) the features of the plan and costs associated with it; (4) whether the plan allows for repricing or replacement of underwater stock options; and (5) quantitative data regarding compensation ranges by industry and company size. We carefully scrutinize any proposed repricing or replacement of underwater stock options, taking into consideration the stock’s volatility, management’s rationale for the repricing or replacement, the new exercise price, and any other factors we deem relevant.

Clawback Provisions

Lord Abbett believes that clawback provisions generally encourage executive accountability and help mitigate a company’s risk-taking behavior. Lord Abbett will evaluate proposals to require clawback provisions on a case-by-case basis and will consider a variety of factors, including concerns about the amount of compensation paid to the executive, the executive’s or the company’s performance, or accounting irregularities, among other factors we may deem relevant.

Tax Gross-ups

Lord Abbett generally favors adoption of anti-tax gross-up policies, which limit payments by a company to an executive intended to reimburse some or all the executive’s tax liability with respect to compensation, perquisites, and other benefits.

Severance Agreements

Severance or so-called “golden parachute” payments are sometimes made to departing executives after termination or upon a company’s change in control. Lord Abbett will consider severance arrangements in the overall evaluation of executive compensation and may scrutinize cases in which benefits are especially lucrative, granted despite the executive’s or the company’s poor performance, or materially amended shortly before a triggering event.

Employee Stock Purchase Plans

Employee stock purchase plans permit employees to purchase company stock at discounted prices and, under certain circumstances, receive favorable tax treatment when they sell the stock. Lord Abbett will vote on a case-by-case basis on employee stock purchase plans and will consider overall incentive structure and any dilutive effects of such plans, among other factors.

Shareholder Rights

Proxy access

Proxy access proposals advocate permitting shareholders to have their nominees for election to a company’s board of directors included in the company’s proxy statement in opposition to the company’s own nominees. Proxy access initiatives enable shareholders to nominate their own directors without incurring the often substantial cost of preparing and mailing a proxy statement, making it less expensive and easier for shareholders to challenge incumbent directors. Lord Abbett votes on a case-by-case basis and will evaluate proposals that seek to allow proxy access based on the merits of each situation. Similarly, Lord Abbett evaluates proposals that seek to amend the terms of an already existing proxy access by-law (“proxy fix-it” proposals) on a case-by-case basis, but may vote against these proposals if the existing proxy access by-law has reasonable provisions already in place.

Shareholder Rights Plans

Shareholder rights plans or “poison pills” are a mechanism of defending a company against takeover efforts. Poison pills allow current shareholders to purchase stock at discounted prices or redeem shares at a premium after a takeover, effectively making the company more expensive and less attractive to potential acquirers. Lord Abbett believes that poison pills can serve to entrench management and discourage takeover offers that may be attractive to shareholders; therefore, we generally vote in favor of proposals to eliminate poison pills and proposals to require that companies submit poison pills for shareholder ratification. In evaluating a poison pill proposal, however, Lord Abbett may consider the following factors, among others: (1) the duration of the poison pill; (2) whether we believe the poison pill facilitates a legitimate business strategy that is likely to enhance shareholder value; (3) our level of confidence in management; (4) whether we believe the poison pill will be used to force potential acquirers to negotiate with management and assure a degree of stability that will support good long-range corporate goals; and (5) the need to guard against takeover attempts.

Rights to Call Special Shareholder Meetings

Lord Abbett typically supports the right to call special shareholder meetings and in evaluating such a proposal, will consider the following factors, among others: (1) the stock ownership threshold required to call a special meeting; (2) the purposes for which shareholders may call a special meeting; (3) whether the company’s annual meetings offer an adequate forum in which shareholders may raise their concerns; and (4) the anticipated economic impact on the company of having to hold additional shareholder meetings. Similarly, Lord Abbett evaluates proposals that seek to amend the terms of an existing special meeting right on a case-by-case basis but may vote against these proposals if the existing provision has a reasonable threshold in place.

Rights to Act by Written Consent

Lord Abbett votes on a case-by-case basis on proposals requesting rights to act by written consent, though may vote against these proposals if the company already grants shareholders the right to call special shareholder meetings at a reasonable threshold.

Supermajority Vote Requirements

A proposal that is subject to a supermajority vote must receive the support of more than a simple majority to pass. Supermajority vote requirements can have the effect of entrenching management by making it more difficult to effect change for a company and its corporate governance practices. Lord Abbett typically supports shareholders’ ability to approve or reject proposals based on a simple majority vote and will generally vote for proposals to remove supermajority vote requirements and against proposals to add them.

Cumulative Voting

Under cumulative or proportional voting, each shareholder is allotted a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. This voting regime strengthens the voting power of minority shareholders because it enables shareholders to cast multiple votes for a single nominee. Lord Abbett believes that a shareholder, or group of shareholders, using this technique to elect a director may seek to have the director represent a narrow special interest rather than the interests of the broader shareholder population. Accordingly, we generally vote against cumulative voting proposals.

Confidential Voting

Lord Abbett believes that confidential voting allows shareholders to vote without fear of retribution or coercion based on their views. Thus, we generally support proposals that seek to preserve shareholders’ anonymity.

Reimbursing Proxy Solicitation Expenses

Lord Abbett votes on a case-by-case basis on shareholder proposals to require a company to reimburse reasonable expenses incurred by one or more shareholders in a successful proxy contest.

Transacting Other Business

Lord Abbett believes that proposals to allow shareholders to transact other business at a meeting may deprive other shareholders of sufficient time and information needed to carefully evaluate the relevant business issues and determine how to vote with respect to them. Therefore, Lord Abbett typically votes against such proposals.

Corporate Matters

Charter Amendments

A company’s charter documents, which may consist of articles of incorporation or a declaration of trust and bylaws, govern the company’s organizational matters and affairs. Lord Abbett considers proposals related to charter amendments on a case-by-case basis to the extent they are not explicitly covered by these guidelines.

Capital Structure

A company may propose amendments to its charter documents to change the number of authorized shares or create new classes of stock. Lord Abbett will generally support proposals to increase a company’s number of authorized shares if the company has articulated a clear and reasonable purpose for the increase (for example, to facilitate a stock split, merger, acquisition, or restructuring). However, we generally oppose share capital increases that would have a substantial dilutive effect.

Lord Abbett generally believes that all shares should have equal voting rights at publicly traded companies. Lord Abbett will generally oppose proposals to create a new class of stock with superior voting rights and will typically vote for proposals to eliminate a dual or multi-class voting structure.

Reincorporation

We generally follow management’s recommendation regarding proposals to change a company’s state of incorporation, although we consider the rationale for the reincorporation and the financial, legal, and corporate governance implications of the reincorporation. We will vote against reincorporation proposals that we believe contravene shareholders’ interests.

Mergers, Acquisitions, and Restructurings

Lord Abbett views the decision to approve or reject a potential merger, acquisition, or restructuring as being equivalent to an investment decision. In evaluating such a proposal, Lord Abbett may consider the following factors, among others: (1) the anticipated financial and operating benefits; (2) the offer price; (3) the prospects of the resulting company; and (4) any expected changes in corporate governance and their impact on shareholder rights.

Auditors

Auditors are responsible for examining, correcting, and verifying the accuracy of a company’s financial statements. Lord Abbett believes that companies normally are in the best position to select their auditors. However, we will evaluate such proposals on a case-by-case basis and may consider any concerns about impaired independence, accounting irregularities, controversies, or failure of the auditors to act in shareholders’ best economic interests, among other factors we may deem relevant.

Overview

Lord Abbett encourages good governance and sustainable corporate practices, which contribute to long-term shareholder value creation. We have procedures in place to ensure that we vote proxies in the best interest of our clients. With this in mind, Lord Abbett has implemented the following approach to the proxy voting process:

• The Investment Stewardship team provides recommendations on how to vote the security to the relevant investment team, who makes the final decision for their client portfolios, absent a material conflict of interest, as described in the “Conflicts of Interest” section included herein. From time to time, there may be votes that the Investment Stewardship team deems appropriate to address with members of the Executive and Investment Committees, and/or other leadership teams. The votes are presented, and a final decision is agreed upon. Once a voting decision has been made, the Investment Stewardship team is responsible for submitting Lord Abbett’s vote.

• When multiple investment teams manage one or more portfolios that hold the same voting security, the investment team that manages the largest number of shares of the security will be considered to have the dominant position. The investment team with the dominant position, in consultation with the Investment Stewardship team, will be responsible for determining a vote recommendation. Lord Abbett will vote all shares on behalf of all clients in accordance with that vote recommendation.

• For institutional accounts managed on behalf of multi-employer pension or benefit plans, commonly referred to as “Taft-Hartley plans,” Lord Abbett generally will vote proxies in accordance with the Proxy Voting Guidelines issued by the AFL-CIO, rather than the guidelines described above, unless instructed otherwise by the client.

These guidelines provide a general summary of Lord Abbett’s views on specific proxy voting items. We reserve the flexibility to vote in a manner contrary to our general views on particular issues if we believe doing so is in the best interests of our clients, including the Funds, and their shareholders. Many different types of proposals may arise under the broad categories discussed in this document, and we will vote on proposals concerning issues not expressly covered by these guidelines based on the specific factors that we believe are relevant.

Retention and Oversight of Proxy Service Provider

Lord Abbett has retained an independent third party service provider (the “Proxy Service Provider”) to analyze proxy issues and Lord Abbett has retained an independent third party service provider (the “Proxy Service Provider”) to analyze proxy issues and recommend how to vote on those issues, and to provide assistance in the administration of the proxy process, including maintaining complete proxy voting records.1 While Lord Abbett takes into consideration the information and recommendations of the Proxy Service Provider, Lord Abbett votes all proxies based on its own proxy voting policies, including Lord Abbett’s conclusions regarding the best interests of the Funds, their shareholders, and other advisory clients, rather than basing decisions solely on the Proxy Service Provider’s recommendations.

Lord Abbett monitors the Proxy Service Provider’s capacity, competency, and conflicts of interest to ensure that we continue to vote proxies in the best interests of our clients. As part of its ongoing oversight of the Proxy Service Provider, Lord Abbett performs periodic due diligence on the Proxy Service Provider. The topics included in these due diligence reviews include ESG thought leadership, conflicts of interest, methodologies for developing vote recommendations, changes in leadership and control, and resources, among other things.

Conflicts of Interest

Conflicts of interest may arise in the proxy voting process. Such a conflict may exist, for example, when a client’s account holds shares of a company that also is a client of Lord Abbett. We have adopted safeguards designed to ensure that conflicts of interest are identified and resolved in our clients’ best interests rather than our own. These safeguards include, but are not limited to, the following:

•	Lord Abbett has implemented special voting measures with respect to companies for which one of the Funds’ independent directors/trustees also serves on the board of directors or is a nominee for election to the board of directors. If a Fund owns stock in such a company, Lord Abbett will notify the Funds’ ESG & Proxy Committee2 (the “Committee”) and seek voting instructions from the Committee only in those situations where Lord Abbett proposes not to follow the Proxy Service Provider’s recommendations. In these instances, if applicable, the independent director/trustee will abstain from any discussions and voting by the Committee regarding the company.

•	Lord Abbett also has implemented special voting measures with respect to any company (including any subsidiary of a company or retirement plan sponsored by a company) that has a significant business relationship with Lord Abbett. For this purpose, a “significant business relationship” means: (1) a broker dealer firm that is responsible for one percent or more of the Funds’ total dollar amount of shares sold for the last 12 months; (2) a firm that is a sponsor firm with respect to Lord Abbett’s separately managed account business; (3) an institutional account client that has an investment management agreement with Lord Abbett; (4) an institutional investor that, to Lord Abbett’s knowledge, holds at least $5 million in shares of the Funds; and/ or (5) a retirement plan client that, to Lord Abbett’s knowledge, has at least $5 million invested in the Funds.

1 Lord Abbett currently retains Institutional Shareholder Services Inc. as the Proxy Service Provider.

2 The Boards of Directors and Trustees of the Funds have delegated oversight of proxy voting to An ESG & Proxy Committee comprised solely of independent directors or trustees. The ESG & Proxy Committee is responsible for, among other things: (1) monitoring Lord Abbett’s actions in voting securities owned by the related Fund; (2) evaluating Lord Abbett’s policies in voting securities; and (3) meeting with Lord Abbett to review the policies in voting securities, the sources of information used in determining how to vote on particular matters, and the procedures used to determine the votes in any situation where there may be a conflict of interest.

If a Fund owns shares of a company with a significant business relationship (“Conflict Shares”) and Lord Abbett seeks to vote contrary to the Proxy Service Provider’s recommendation, then Lord Abbett will notify the Funds’ Committee and seek voting instructions from the Committee members. Lord Abbett generally will vote conflict proposals pursuant to the instruction of a majority of Committee members but will act on the instructions of less than a majority if less than a majority respond and all responding members approve Lord Abbett’s proposed votes on such proposals. In all other cases, Lord Abbett will vote the Funds’ Conflict Shares in accordance with the Proxy Service Provider’s recommendation. Lord Abbett periodically will report to the Funds’ Committee its record of voting the Funds’ Conflict Shares in accordance with Committee member instructions.

Absent explicit instructions from an institutional account client to resolve proxy voting conflicts in a different manner, Lord Abbett will vote each such client’s Conflict Shares in the manner it votes the Funds’ Conflict Shares.

To serve the best interests of a client that holds a given voting security, Lord Abbett generally will vote proxies without regard to other clients’ investments in different classes or types of securities or instruments of the same issuer that are not entitled to vote. Accordingly, when the voting security in one account is from an issuer whose other, non-voting securities or instruments are held in a second account in a different strategy, Lord Abbett will vote without input from members of the investment team acting on behalf of the second account.

Securities Lending

The Funds may occasionally participate in a securities lending program. In circumstances where shares are on loan, the voting rights of those shares are transferred to the borrower. Lord Abbett will generally attempt to recall all securities that are on loan prior to the meeting record date, so that the relevant Fund will be entitled to vote those shares. However, Lord Abbett may be unable to recall shares or may choose not to recall shares for several reasons, including if Lord Abbett does not receive timely notice of a meeting, or if Lord Abbett deems the opportunity for a Fund to generate securities lending revenue to outweigh the benefits of voting at a specific meeting.

Shareholder Resolutions

Lord Abbett may consider sponsoring or co-sponsoring a shareholder resolution to address an issue of concern if engagement and proxy voting are deemed to be ineffective.

Share Blocking

Certain foreign countries impose share blocking restrictions that would prohibit Lord Abbett from trading a company’s stock during a specified period before the company’s shareholder meeting. Lord Abbett believes that in these situations, the benefit of maintaining liquidity during the share blocking period outweighs the benefit of exercising our right to vote. Therefore, it is Lord Abbett’s general policy to not vote securities in cases where share blocking restrictions apply.

Appendix

A Targeted Exclusion Policy

Controversial Weapons

Lord Abbett is committed to supporting and upholding conventions that seek to ban the production of controversial weapons. We, therefore, seek to exclude investment in private or public companies involved in the production, development, sale, or maintenance of controversial weapons. For purposes of this policy, we define controversial weapons as:

• ANTI-PERSONNEL MINES – as defined by the 1997 Ottawa (Mine Ban) Treaty.

• BIOLOGICAL AND CHEMICAL WEAPONS – as defined by the 1972 Biological and Toxin Weapons Convention and the 1993 Chemical Weapons Convention.

• CLUSTER WEAPONS – as defined by the 2008 Convention on Cluster Munitions.

Lord Abbett has entered into an agreement with an independent, global, third-party ESG research firm to identify companies deemed to be involved in the production, development sale or maintenance of controversial weapons. This information is supplemented with our own proprietary fundamental research. Implementation of our Controversial Weapons Exclusion Policy is managed by our internal Compliance Department. Investments in companies deemed to be involved in controversial weapons are restricted on a pre-trade basis. This Controversial Weapons Exclusion Policy is applicable to all Lord Abbett Funds and portfolios domiciled in Europe.

Other Exclusions

Lord Abbett is committed to complying with all economic sanctions issued by the United States Department of the Treasury – Office of Foreign Assets Control (“OFAC”). Investments in individuals, groups or entities deemed Specially Designated Nationals and, thus, subject to OFAC’s sanction lists, are restricted on a pre-trade basis. These restrictions are applied across all investment portfolios and products.